Capital Advisors, Inc.

Code of Ethics

Revised April 2025

Table of Contents

Section 1: Scope.     5
Section 2: Statement of General Principles.     10
Section 3: Insider Trading Policy.     12
Section 4: Personal Securities Reporting.     17
Section 5: Outside Business Activities, Policy and Reporting.     20
Section 6: Gifts and Entertainment Policy.     22
Section 7: Social Media and Networking Policy.     23
Section 8: Political Contributions Policy and Reporting.     29
Section 9: Code of Ethics Acknowledgements.     35
Section 10: Form ADV Disclosure.     36
Section 11: Violations and Sanctions.     37
Section 12: Compliance Oversight     38
Section 13: Recordkeeping.     39
Section 14: Investment Company Matters.     40
Exhibit A - Definitions    41

Code of Ethics

This Code of Ethics has been adopted by Capital Advisors, Inc. and sets forth standards of business conduct, and requires compliance with federal and state securities laws.

In addition, the Code of Ethics addresses personal securities trading and requires reporting of personal holdings and securities transactions of certain affiliated persons.
Jamie Wilson, Chief Compliance Officer
2222 South Utica Place, Suite 300
Tulsa, OK 74114
Phone:– (866) 230-5879 jwilson@capitaladv.com
Any questions regarding this Code of Ethics should be directed to the Firm’s Chief Compliance Officer.

Capital Advisors, Inc. is the investment advisor to Capital Advisors Growth Fund, a registered investment company, under the Advisors Series Trust. Advisors Series Trust has a Code of Ethics that Capital Advisors, Inc. employees must follow. The Advisors Series Trust Code is discussed in Section 14 of this Code and maintained in a separate document in the Orion Portal.

Section 1: Scope

RELEVANT EXHIBITS

None

POLICY
Persons Covered by the Code
The Code applies to Covered Persons, as defined below.

•Supervised Persons are defined as:

oDirectors, officers, and partners (or other persons occupying a similar status or performing similar functions);
oEmployees; and
oAny other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.

Supervised Persons include a subset, Access Persons, who are subject to personal securities reporting requirements.

•Access Persons are defined as any of the Firm’s Supervised Persons who:

oHave access to non-public information regarding any clients’ purchase or sale of securities; or
oAre involved in making securities recommendations to clients or have access to such recommendations that are non-public.

Securities Covered by the Code
The Code applies to Covered Securities, as defined below.

•A Covered Security includes any instrument that is considered a Security under the Investment Advisers Act of 1940 (Advisers Act) except the following:

oDirect obligations of the U.S. government (e.g., treasury securities);
oBankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;
oShares issued by money market funds;
oShares of open-end mutual funds that are not advised or sub-advised by the Firm or its affiliates;

oShares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Firm or its affiliates; and
oSecurities held in college savings plans (529 Plans).

Shares issued by exchange-traded funds (ETFs) are also Covered Securities.

Accounts Covered by the Code
The Code applies to Covered Accounts over which the Access Person has direct or indirect beneficial interest or control.

Covered Persons have an interest in securities if they have the ability to profit from a securities transaction directly or indirectly.

Covered Accounts
Scenario	Covered Account?
Accounts of immediate family members sharing the same household.[1]	Yes
Accounts or securities held in the name of another person where the Covered Person obtains benefits substantially similar to those of ownership from such securities.	Yes
Accounts or securities held in the name of another person where the Covered Person controls or directs the investments of those securities.	Yes
Beneficial Interest or Control
Scenario	Beneficial Owner?
The Covered Person shares a household with one or more of their children, whether minor or adult and provides financial support to the child.	Yes
The Covered Person has a child they claim as a dependent for tax purposes who lives elsewhere.	Likely
A Covered Person is a beneficial owner of a spouse’s accounts and securities.	Yes, in most cases.
The Covered Person has a roommate.	Generally, roommates are presumed to be temporary and to have no beneficial interest in one another’s accounts and securities.
1 Immediate family members include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

The Covered Person participates in a pension or retirement plan.	The Covered Person is considered to have beneficial ownership of the portfolio securities if the Covered Person can withdraw and trade the securities without withdrawing from the plan or direct the trading of the securities within the plan.
The Covered Person has investment discretion over an account that holds or could hold Reportable Securities.	The Covered Person is a beneficial owner of the account, regardless of the location, account type, or the registered owner(s).
Ownership of securities as a trustee where either the Covered Person or members of the Covered Person’s immediate family have a vested interest in the principal or income of the trust.	Yes
Ownership of a vested beneficial interest in a trust.	Yes
The Covered Person is a settlor/grantor of a trust	Yes (unless the consent of all of the beneficiaries is required in order for the Covered Person to revoke the trust)
The Covered Person has power of attorney over an account.	The Covered Person is a beneficial owner as of the date they assume control of the trading or investment decisions on the account, but likely not before that date.
The Covered Person is a joint owner or named beneficiary on an account of which a domestic partner is an owner.	Yes
The Covered Person is a beneficiary of the account and can make investment decisions without consulting a trustee.	Yes
The Covered Person is a trustee for an account, and they or a family member is a beneficiary.	Yes
The Covered Person is a beneficiary of the account but has no investment control.	The Covered Person is a beneficial owner as of the date the trust is distributed, but not before.
The Covered Person is the settlor of a revocable trust.	Yes
The Covered Person serves in a role that allows or requires them to delegate investment discretion to an independent third party.	Yes
The Covered Person is a trustee for an account whose beneficiaries are not immediate family members.	The existence of beneficial ownership should be evaluated and determined on a case-by-case basis based on the specific facts and circumstances.

The Covered Person’s spouse or domestic partner is a trustee and a beneficiary.	The existence of beneficial ownership should be evaluated and determined on a case-by-case basis based on the specific facts and circumstances.
The Covered Person holds an equity interest in an entity.	The Covered Person does not have beneficial interest unless they are a controlling equity holder or share investment control over the securities held by the entity.

Section 2: Statement of General Principles

RELEVANT EXHIBITS

None

POLICY
The Firm is dedicated to providing effective and proper services to its clients and depends upon a high level of public and client confidence for its success. That confidence can be maintained only if the Firm’s Covered Persons maintain the highest standards of ethical behavior in performing their duties.

Covered Persons must:

•Place the interests of clients first, and scrupulously avoid serving their own interests ahead of those of clients when making any decision relating to personal investments. Therefore, investment opportunities must first be offered to clients before Covered Persons act on them for their personal investment purposes;
•Not take inappropriate advantage of their positions;
•Keep information concerning client’s investments confidential; and
•Always provide professional investment management advice based upon unbiased independent judgment.

These principles govern all conduct by Covered Persons whether or not specific procedures cover such conduct.

Code of Conduct
The Advisers Act requires the Firm’s Code of Ethics to set forth a standard of business conduct required of all Covered Persons. The Firm’s Code of Conduct is designed to reflect the Firm’s commitment to ethical conduct as set forth in this Statement of General Principles.

Conflicts of Interest
The Firm’s general policy is to avoid conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in favor of clients. When a potential conflict of interest arises, the Firm and Covered Persons must recognize that the client has a prior right to the benefits of the Firm’s judgment over the Covered Person or any members of the Covered Person’s family whom they may advise. Inevitably, this policy places some restrictions on freedom of investment for Covered Persons and their families.

Compliance with Legal and Regulatory Requirements
Covered Persons must comply with applicable federal securities laws and other federal laws.

Confidentiality
Covered Persons are required to keep all information about clients, both individuals and institutions, in strict confidence, including the client’s identity (unless the client consents), the client’s investment objectives and policies, the client’s securities holdings, and investment strategies implemented on behalf of the client.

Covered Persons are prohibited from disclosing non-public information concerning clients or securities transactions to Covered Persons within the Firm or with affiliates of the Firm, except as necessary to carry out their responsibilities or for other legitimate business purposes. This prohibition does not extend to voluntary disclosure to the SEC or other authorities in a whistleblower circumstance consistent with the SEC Whistleblower rule and related regulations.

Section 3: Insider Trading Policy

RELEVANT EXHIBITS

None

POLICY
The Firm’s Insider Trading Policy is that Covered Persons may not engage in what is commonly known as Insider Trading.

Insider Trading is trading either personally or on behalf of others while in possession of material non-public information (MNPI, further defined below). Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or if the disclosure of omitted facts would have been viewed by a reasonable investor as having significantly altered the total mix of information available.

The Firm prohibits:

•Trading, either in a Covered Account or on behalf of any other person (including client accounts), on the basis of MNPI or
•Communicating MNPI to others in violation of the law.

Some types of Insider Trading can include:

•Front running. Where an individual purchases at a lower price or sells at a higher price before (1) execution of a significant securities transaction by some purchaser or seller in a size sufficient to move the market or (2) issuance or change in an investment adviser’s securities recommendation to purchase or sell a security while in possession of MNPI.
•Misappropriation of investment opportunity. Where an individual takes advantage of a unique purchase or sale opportunity based on MNPI known to the Covered Person that should have been either disclosed to the market or not used to the detriment of a client.
•Tipping. Communication of MNPI to others.
•Shadow Trading. Where an individual in possession of MNPI about an issuer trades in the securities of a different, unrelated, but economically similar issuer that could possibly be affected by public announcement of the first issuer’s MNPI.
•Recommending the purchase or sale of a security on the basis of MNPI.
•Assisting others in the above activities.

Material Non-public Information (MPNI)
Material Information is any information about a company or the market for its securities that, if disclosed, is likely to affect the market price of the company’s securities or to be considered important by the reasonable investor in deciding whether to purchase or sell those securities.

Examples of information about a company which should be presumed to be Material include, but are not limited to, matters such as:

•Dividend increases or decreases;
•Earnings estimates;
•Changes in previously released earnings estimates;
•Significant new products or discoveries;
•Developments regarding major litigation by or against the company;
•Liquidity or solvency problems;
•Significant merger or acquisition proposals; or
•Similar major events which would be viewed as having materially altered the information available to the public regarding the firm or the market for any of its securities.

The foregoing is not intended to be an exhaustive list.

Non-public information is information that has not been publicly disclosed. Information about a company is considered non-public if it is received under circumstances that indicate that it is not yet in general circulation.

Disclosure of Material Non-public Information
Covered Persons must not disclose MNPI about a company or about the market for such that company’s securities:

•To any person except to the extent necessary to carry out the legitimate business obligations of the Firm or
•In circumstances in which the information is likely to be used for unlawful trading.

Covered Persons of the Firm shall endeavor to avoid possessing MNPI whenever possible.

Attendance in meetings where MNPI will be discussed should be limited to only those Covered Persons who need to possess the MNPI to carry out the duties of their position. Efforts should be made to prohibit access to those meetings by other individuals.

Contacts with Public Companies
Contacts with public companies may represent an important part of the Firm’s research, investment, and client service efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. However, difficult legal issues arise when, during these contacts, a Covered Person of the Firm becomes aware of material, non-public information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. Covered

Persons must contact the Chief Compliance Officer immediately if they believe they may have received MNPI.

Restricted/Watch Lists
If the Firm has any clients who are officers or directors of publicly traded companies, or if Covered Persons of the Firm personally know anyone who is an officer or director of a publicly traded company, Covered Persons may come into contact with MNPI and the Firm may consider placing that company on a “watch list” or a “restricted list.”

The Firm may place certain securities on a “Restricted List.” Securities issued by companies about which a number of Covered Persons are expected to regularly have MNPI should generally be placed on the Restricted List. Covered Persons are prohibited from trading securities personally or on behalf of a client account during any period they are listed on a Restricted List.

The Firm may place certain securities on a “Watch List.” Securities issued by companies about which a limited number of Covered Persons possess MNPI should generally be placed on the Watch List. Covered Persons must obtain pre-clearance for personally trading in securities during any period they are listed on a Watch List.

The Firm shall take steps to immediately inform Covered Persons of the securities listed on a Restricted or Watch List.

Violations
Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through the use of the MNPI, civil penalties, and exposure to additional liability in private actions, and incarceration.

Any improper trading or misuse of MNPI by any Covered Person will constitute grounds for immediate dismissal.

PROCEDURES
Covered Persons must:

•Consult the Chief Compliance Officer when a question(s) arises regarding Insider Trading or when they suspect a potential Insider Trading violation;
•Advise the Chief Compliance Officer of all outside activities, directorships, or material ownership in a public company (over 5%);
•Maintain awareness and monitor clients who are directors or senior officers of public companies;
•Ensure that no trading of securities for which they have inside information occurs in their Covered Accounts; and

•Not disclose any insider information obtained from any source to inappropriate persons. Disclosure to family, friends, or acquaintances will be grounds for immediate termination.

Because it is not possible to anticipate the specifics of every situation that might occur, the Chief Compliance Officer may grant exceptions to the Firm’s Insider Trading policies and procedures when it is clear beyond dispute that the interests of the Firm’s clients will not be adversely affected or compromised.

Section 4: Personal Securities Reporting

RELEVANT EXHIBITS

    None

The Firm uses Orion Compliance to deliver Code of Ethics initial and annual attestations, quarterly personal securities transactions reports and pre-approval request submission for all COE requirements. Documentation of submission, review and approvals are stored electronically. The CCO reviews all Orion Compliance reports for all staff; the Chief Executive Officer reviews all personal reports made by the CCO.

The Adviser’s Act requires initial and annual reporting of personal security holdings and reports of personal securities transactions as well as pre-clearance or prohibition on certain transactions.

PROCEDURES
Covered Persons are required to make reports on Covered Securities in Covered Accounts. Reports include initial and annual reporting of holdings and quarterly reporting of transactions.

Initial and Annual Reporting
All Covered Persons are required to report holdings:

•Initially, within 10 calendar days of becoming a Covered Person. The information must be current as of a date no more than 45 days before the person becomes a Covered Person.
•Annually, within 45 calendar days of the calendar year-end - by February 14th of each year. The information must be current as of a date no more than 45 days before December 31st of the previous year.

Quarterly Reporting
All Covered Persons are required to report transactions within 30 calendar days after the end of each calendar quarter.

Pre-clearance of IPOs and Private Placements
All Covered Persons are required to pre-clear transactions in Initial Public Offerings (IPOs) and Private Placements (Limited Offerings).

A request to purchase a Limited Offering must include the offering documents.

Review
The Chief Compliance Officer will ensure the list of Covered Persons is accurate and collect and review reports as required.

Section 5: Outside Business Activities, Policy and Reporting

RELEVANT EXHIBITS

    None

The Firm uses Orion Compliance to deliver Code of Ethics initial and annual attestations, quarterly personal securities transactions reports and pre-approval request submission for all COE requirements. Documentation of submission, review and approvals are stored electronically. The CCO reviews all Orion Compliance reports for all staff; the Chief Executive Officer reviews all personal reports made by the CCO.

POLICY
Covered Persons may not participate in Outside Business Activities that may negatively impact their job performance, conflict with their obligations to the Firm, or otherwise reflect adversely upon the Firm’s business, image, or reputation.

In addition, as in business activities, Covered Persons’ personal activities must be undertaken with the utmost integrity. This principle extends to how Covered Persons conduct personal financial and tax affairs and requires conduct that does not adversely impact the business, image, or reputation or otherwise reflect unfavorably upon the Firm’s business, image, or reputation.

Outside Business Activities include, but are not limited to:

1.Acting as an employee, proprietor, partner, officer, director, trustee, agent, or otherwise in an entity, including public and private companies;
2.Activity in any entity, including part-time, evening, or weekend employment;
3.Being compensated by any entity other than the Firm;
4.Ownership interests in any private company or other private investments;
5.Public speaking or writing activities;
6.Engaging or participating in any investment, business transaction, or venture with a Firm client; and/or
7.Serving on the board of any charitable organization.

Outside Business Activities include non-investment-related activities that are exclusively charitable, civic, religious, or fraternal and are recognized as tax-exempt.

Executor/Trustee
Covered Persons may not accept a position as executor of an estate, trustee, or power of attorney without the prior approval of the Chief Compliance Officer unless such position is for a family member.

PROCEDURES
Pre-Approval
Covered Persons must obtain pre-approval for all Outside Business Activities.

If the Outside Business Activity could pose a real or perceived conflict of interest with clients or interfere with the Covered Person’s responsibilities to the Firm, the Chief Compliance Officer may prohibit such activity.

Annual Reporting
Covered Persons must report all Outside Business Activities annually.

Regulatory Reporting
If a Covered Person is an Investment Adviser Representative and is engaged in any other business, either as a proprietor, partner, officer, director, employee, trustee, agent, or otherwise, it must also be disclosed on the individual’s Form U-4 via the IARD system.

Section 6: Gifts and Entertainment Policy

RELEVANT EXHIBITS

None

POLICY
The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. The Firm’s Covered Persons should not engage in any activity, practice, or act which conflicts with the best interests of the Firm or its clients. Accepting gifts of more than a nominal value could influence a Covered Person in such a way as to impede his or her independence when making decisions on behalf of the Firm or its clients. Similarly, offering gifts that are of greater than nominal value may put the client in an awkward position and create the sense that the Firm is trying to buy their business.

Covered Persons are encouraged to participate in social activities with those with whom the Firm maintains business relationships so long as they are reasonable and customary types of social activities in a business context. No gifts and entertainment or related social activities will exceed an amount that would result in a violation of gift or entertainment policies and procedures as communicated to the Firm by custodial partners. Extravagant entertainment is strictly prohibited - whether from or to a client, prospective client or other person or entity with which the Firm conducts business.

Section 7: Social Media and Networking Policy

RELEVANT EXHIBITS

None

The Firm uses Orion Compliance to deliver Code of Ethics initial and annual attestations, quarterly personal securities transactions reports and pre-approval request submission for all COE requirements. Documentation of submission, review and approvals are stored electronically. The CCO reviews all Orion Compliance reports for all staff; the Chief Executive Officer reviews all personal reports made by the CCO.

POLICY
The Firm’s Policy is to ensure that staff understand and comply with regulatory obligations under state and federal law when using communications including electronic communications, visual, verbal and written exercised through varies methods, devices, and pathways. This Policy is intended to work in conjunction with other the Firm’s other policies including the Written Information Security Plan (WISP), the Cyber Security Program (CSP) and other regulations relating to advertising and correspondence.

These policies serve to:

•Take reasonable steps, as required by law, to ensure compliance with regulatory standards as it relates to Rules 17a-3 and 17a-4 under the Securities Act of 1934.
•Take reasonable steps to ensure compliance with regulatory expectation of suitability, supervision, and record retention of electronic communications.
•Take reasonable steps, as required by law, to ensure all forms of employees’ written communications are monitored in a manner as such to determine whether they meet business criteria and therefore required to be retained for books and records.

Responsibility
The CCO will coordinate with the Technology Manager to implement, supervise, and maintain this plan, and will be responsible for the following:
•CCO will distribute copies of the Program to all existing employees and require them to acknowledge the Program in writing.
•Existing employees will be educated about the Firm’s Policies before they take effect and then annually retrained thereafter. New hires will be trained about the Policies at the earliest practical point in their orientation. All attendees at such training sessions will be required to certify their attendance at the training, and their familiarity with the firm’s Electronic Communication Program, WISP, CSP and advertising/ correspondence policies as part of employment associated with the Firm

•Coordinator will work with the Director of Client Services and other corporate officers regarding initiatives regarding current electronic pathways, visual, verbal, written. The CCO and other officers will meet with the Technology Manager periodically to evaluate, revise, and implement procedures in a reasonable attempt to remain compliant with regulations.
•The CCO will arrange for a third-party provider, (SMARSH, is the selected retainer of records) to implement live retention of all communications, updates, and changes to selected social media websites.
•Reviewing the scope of electronic communications resources selected for use in the Policy at least annually and will make reasonable and necessary changes when and if needed.
•The Firm has approved under specific restriction, the use of virtual meetings/instant messaging/texting communications for content that is required to be maintained by the Advisers Act, the Rules, and the Compliance. As the Chief Compliance Officer shall monitor emails/ instant messaging/texting/documents used by Firm personnel to ensure that its use is consistent with this restriction. The Firm will designate and identify to employee’s specific social media platforms approved for use for certain applications as described below:

EMAIL Communication
All employees will make use of an assigned email address ending in @capitaladv.com. These email addresses may be either of the individual named or the assigned group (i.e.: clientservices@capitaladv.com ; accounting@capitaladv.com , etc.)

Mobile Devices
The Firm allows the use of bring your own device (“BYOD”) to conduct business of the Firm via verbal and selected written communications with clients, fellow employees, and professional partners. The use of a mobile device must comply with all written policies and procedures discussed in other Firm Policies to prevent data breaches etc. Employees may only use approved applications as designated by the Firm or upon written approval. An example is the preapproved use of WhatsApp for use of international phone calls only; WhatsApp is not approved for other uses, such as text messaging or chat features. The Firm acknowledges that unsolicited text messages may be received from time to time. Any written communication received on a mobile device, either by IM/Chat/Text, is required to be maintained as part of Firm books and records.

Virtual Meetings
Currently, there are no books and records requirement for live verbal meetings. However, any Written Communication delivered as part of the virtual meeting is subject to regulatory rules and must be authorized prior to distribution to participant. The Firm has designated Zoom and Microsoft Office Teams to conduct business-related meetings representing the Firm. Platforms such as WebEx and GoTo Meetings are in use by the Firm’s our strategic partners and are considered approved for use by employees. To accommodate other virtual platforms that a client may be required to use, alternative platforms may be used upon review and approval by our Technology Manager.

(IM)Instant Messaging/Chat Communication
All written communication is subject to required surveillance and when considered business related as defined by regulatory requirement, must be archived as part of Firm books and records. The Firm has designated Microsoft Teams and 8x8 as the only applications approved for IM communications.

Text Messaging
The Firm allows the use of personal mobile devices to conduct business of the Firm. Business phone conversations may be conducted using 8x8. 8x8 pushes phone calls that would have otherwise reached the employees office location to their mobile device. Text messaging is authorized exclusively through the use of CellTrust application, as it is captured by SMARSH for surveillance and archiving according to regulatory requirements. Any text messages that may be inadvertently received by an employee via communication other than the CellTrust application requires special handling. All such text messages must be saved by screen shot and copied to the employees’ company specified email address. Employees are not permitted to text clients through any application that is not CellTrust.

LinkedIn
The Firm has designated LinkedIn social media platform as the only approved site for our employees to participate as a representative of the Firm. All stagnant data/posts are considered advertising and must be approved by Marketing and Compliance prior to use. All written communication is subject to review and required retention in books and records. The primary email address associated must be the employee’s capitaladv.com address. Compliance must be added as a first connection. No endorsements/testimonials or skills are allowed either on the profile page or added by an employee to another profile page. Employees are required to provide such permissions as requested by SMARSH to permit surveillance and required retention to remain compliant with regulatory requirements.

Books and Records
The Chief Compliance Officer shall maintain, within the Firm’s books and records, any written communication that would otherwise be required to be maintained by the Advisers Act, the Rules, and the Compliance Manual if its content were otherwise required to be maintained if it were in hard copy.

Policy
The use of social networks and social media (collectively “social media”) such as Facebook, Twitter, LinkedIn, YouTube, etc., blogs, or other forms of online publishing or discussion is widespread for both work and personal purposes. Employees who choose to create or participate in social media must do so without interfering with the employees’ primary job responsibilities.

While social media can foster connections between colleagues, employees, and friends, and allow the sharing of information quickly, the information posted to social media sites is in the public domain and may reflect on the Firm’s business. This is a real possibility especially in an age where people regularly use search engines to find information about business contacts.

Employees who participate in social media must adhere to the following guidelines relative to any communications related to the Firm or to any other employees.

Acceptable Professional Social Media

•The Firm only allows the use of LinkedIn as professional social media. The Firm may choose to create a profile page on other social media platforms such as Facebook or Instagram. In these instances, all activities are reserved for the Director of Marketing and content must comply to review and regulatory requirements.

Use of Firm Name and Representations
Employees are prohibited from divulging the Firm’s name or their position on social media except for approved professional social media sites. Furthermore, if an employee elects to use the Firm’s name on LinkedIn, or other approved professional social media sites and identifies themselves as a Firm employee they must refrain from any disclosures that may harm the Firm or misrepresent their job title or position or post other negative comments.

Personal vs. Business Use
In general, employees must keep personal social media activity distinct and separate from professional social media activity, and communication on purely professional social media sites should be conducted from company email accounts only.

Employees are not allowed to identify their employer, the Firm, on any personal social media profile.

Employees are personally responsible for what they post. Postings are public and will be available for a long time even if an employee tries to modify them or remove them later. The Firm disclaims any responsibility or liability for any other errors, omissions, loss, or damages claimed or incurred due to any employee posting.

Employees are required to identify themselves when relevant and when publishing something about the Firm, the work they do, or any subjects associated with the Firm employees are required to use a disclaimer that the views expressed are exclusively their own. The disclaimer could say something like the following: “The views I express on this site are my own and do not represent those of the Firm.”

Employees must ensure that the choice of words used does not suggest that the employee is representing the Firm’s official position unless the employee has been authorized to do so. For example, postings should be written in the first person (“I” rather than “we”). Managers and executives of the Firm must take special care when posting due to the nature of their positions; their personal postings may be interpreted as views and opinions of the Firm even with standard disclosure language in place.

Specific Guidelines for the Use of Social Media
Employees should use these specific guidelines when using social media:

•Mentioning a company or fund is allowed other than noted for CAIOX below, but recommending one is not.
•Linking to another document or article is allowed but be objective and upfront about where the link takes the reader.
•Linking to content on basic investment concepts or commentaries on economic, political or market conditions is acceptable. The introductory statement to the article must not attempt to recommend a specific investment.
•When followers and readers ask a financial question, do not share personal opinions or preferences; be as objective and straightforward as possible. Employees should encourage the reader to contact them by phone or email to discuss privately and in depth.

Employees are explicitly prohibited from mentioning the name of the Firm’s mutual fund, CAIOX, Capital Advisors Growth Fund on any social media platform.

Privacy and Violations of Other Firm Policies
Employees are prohibited from using, disclosing, or posting Firm or client confidential, proprietary, and non-public information, or any documents related to the Firm, its clients, and known clients, except as voluntary disclosure to the SEC or other authorities in a whistleblower circumstance consistent with SEC Whistleblower rule and related regulations. Also, employees should not comment on the Firm’s confidential and financial information such as future business performance, business plans, or prospects. Disclosing such information may subject the employee or the Firm to liability for insider trading or other violations of securities laws.

Employees must not engage in any communication, including social media, that violates the Firm’s policy prohibiting sexual and other unlawful harassment or any of the Firm’s conduct rules.

Employees are expected to be courteous and respectful towards supervisors, coworkers, clients, and other persons associated with the Firm. Do not engage in any personal attacks on such individuals, especially on social media.

Employees are responsible for maintaining the security of passwords used to access social media sites. Employees should not use the same password to access an external social media site that is used for internal company purposes and should not share passwords.

•Employees must use caution about reposting information from other sites and should respect all copyright trademark, privacy, fair -use, financial disclosures, and other laws. In accessing or using social media employees must comply with the legal terms of code of conduct governing such sites.

Communications
Employees are required to use their designated email address when communicating information that would be required to be retained under federal securities laws, which include all written communications with the public (use of professional social media is considered advertising) and clients (e.g., client transactions and portfolios).

Section 8: Political Contributions Policy and Reporting

RELEVANT EXHIBITS

    None

The Firm uses Orion Compliance to deliver Code of Ethics initial and annual attestations, quarterly personal securities transactions reports and pre-approval request submission for all COE requirements. Documentation of submission, review and approvals are stored electronically. The CCO reviews all Orion Compliance reports for all staff; the Chief Executive Officer reviews all personal reports made by the CCO.

BACKGROUND
The Advisers Act requires that investment advisers collect reports on personal political contributions. The Advisers Act prohibits investment advisers from receiving compensation for Investment Advisory Services provided to a state or local government entity for two years if a Covered Person makes political Contributions to certain officials of that Government Entity in excess of:

•$350 per election for a candidate for which a Covered Person is entitled to vote; and/or
•$150 per election for a candidate for which a Covered Person is not entitled to vote.

POLICY
While the Firm does not currently have state and local government entities as clients, the Firm may choose to solicit this type of business in the future. Therefore, the Firm must be aware of and assess potential Contributions by Covered Persons. The Firm’s Policy on Political Contributions is as follows:

•Prohibits the Firm from being compensated for Investment Advisory Services provided to a state or local government entity for two years if Covered Persons of the Firm make political Contributions to certain officials of that government entity in excess of:
o$350 per election for a candidate for which a Covered Person is entitled to vote; and/or
o$150 per election for a candidate for which a Covered Person is not entitled to vote.
•Requires Covered Persons to obtain pre-approval of Contributions to any state candidate, local candidate, or official, and any Contributions to a federal candidate where the candidate is currently a state or local official at the time of the Contribution.
oContributions to any state candidate, local candidate, or official will automatically be preapproved as follows:
If the Covered Person is entitled to vote for such candidate, and the Contribution(s) do not exceed $350 per election, or

If the Covered Person is not entitled to vote for the candidate, and the Contribution(s) do not exceed $150 per election.
•Prohibits Covered Persons from holding a public office if it in any way conflicts with the Firm’s business;
•Prohibits Covered Persons from establishing, controlling, contributing to, or otherwise being involved with a Political Action Committee (PAC) other than a Federal PAC established by the Firm without receiving pre-approval from the Chief Compliance Officer;
•Prohibits solicitation or coordination of Contributions by the Firm or Covered Persons to certain state or local party committees;
•Requires Covered Persons to notify the Chief Compliance Officer immediately of any Investment Advisory Services business with a government entity of which they are aware;
•Requires Covered Persons to notify the Chief Compliance Officer whenever they are aware that the Firm has ceased to provide Investment Advisory Services to a government entity; and
•Prohibits the Firm and its Covered Persons from making, directing, or soliciting any other person to make any Contribution or provide anything else of value to influence or induce to obtain or retain Investment Advisory Services business.

Covered Persons are prohibited from performing any act that would violate this policy, whether directly or indirectly, or through or by any other person or means. This means they may not use other persons or entities, including the Firm’s affiliates, placement agents, or third-party PACs, as “conduits” to circumvent this policy.

Contributions made by others (for example, spouses, family members, placement agents, consultants, attorneys, businesses, etc.) at the direction or suggestion of a Covered Person are considered to be made by that Covered Person for purposes of this policy. Because of the potential impact on the Firm’s business, this Policy prohibits Covered Persons from circumventing this policy in such manner or any other manner.

PROCEDURES
Initial Reporting for Current and New Covered Persons
At the adoption of this Code and when hired, all Covered Persons will disclose Contributions made in the past two years.

Because Contributions made within two years prior to becoming a Covered Person may trigger a ban on receiving compensation for Investment Advisory Services Business, the Chief Compliance Officer will review each individual’s prior Contributions before allowing them to become a Covered Person.

Pre-approval of Personal Contributions, Coordination and Solicitation of Contributions, and Fundraising

Covered Persons must obtain pre-approval from the Chief Compliance Officer prior to making any Contribution of any value to any state candidate, local candidate, or official, as well as any Contributions made to a candidate where the candidate is currently a state or local official at the time of the Contribution. This includes in-kind Contributions.

The Chief Compliance Officer will review and evaluate each Contribution request to determine whether the Contribution is permissible based upon the requirements of the Advisers Act and other Firm policies. Covered Persons will be notified of the Chief Compliance Officer’s final determination in writing.

Coordinating or Soliciting Contributions or Political Fundraising
Covered Persons must obtain pre-approval from the Chief Compliance Officer prior to coordinating or soliciting Contributions or engaging in any other political fundraising. Soliciting or coordinating Contributions, or political fundraising may even include, for example, merely having one’s name appear on the letterhead or any other portion of a fundraising letter.

Contributions by Covered Persons and Volunteering for a Campaign
Covered Persons must obtain pre-approval to provide their services on a voluntary basis to political campaigns, party committees, or PACs.

Covered Persons must also keep the following in mind:

•To the extent they incur expenses from personal resources (e.g., hosting a reception) or utilize Firm resources (such as facilities, office space, funds, or personnel) in connection with such volunteer services, it could be considered an in-kind Contribution either by the individual or the Firm, requiring pre-approval or subject to a ban as described above.
•No Covered Persons may undertake any political activity:
ousing the Firm’s name;
oduring working hours;
oon the Firm’s premises; and/or
owith the use of any Firm equipment, property, funds, or personnel without obtaining pre-approval.

The Chief Compliance Officer is responsible for reviewing and monitoring Contributions made by Covered Persons.

Quarterly Reporting
Each quarter, Covered Persons will either:

Covered Persons
•Acknowledge that no Contributions were made; or
•Disclose all Contributions made to any state candidate, local candidate, or official, as well as any Contributions made to a candidate where the candidate is currently a state or local official at the time of the Contribution, including Contributions for which the Covered Person received preclearance.

-OR-

Disclose all Contributions made to any state candidate, local candidate, or official, as well as any Contributions made to a candidate for federal office, including Contributions for which the Covered Person received preclearance.

Section 9: Code of Ethics Acknowledgements

RELEVANT EXHIBITS

    None

The Firm uses Orion Compliance to deliver Code of Ethics initial and annual attestations, quarterly personal securities transactions reports and pre-approval request submission for all COE requirements. Documentation of submission, review and approvals are stored electronically. The CCO reviews all Orion Compliance reports for all staff; the Chief Executive Officer reviews all personal reports made by the CCO.

PROCEDURES
The Chief Compliance Officer is responsible for providing the Code and all amendments to the Code to Covered Persons and obtaining all required acknowledgments. Acknowledgments must be obtained:

•Initially, when the Code is placed in service,
•Initially, within ten days of affiliation with the Firm,
•Annually, within 45 days of calendar year-end, and
At any time when there have been amendments to the Code.

Section 10: Form ADV Disclosure

RELEVANT EXHIBITS

None

PROCEDURES
The Firm will describe the key provisions of its Code of Ethics in Form ADV Part 2. The disclosure will state that the Firm will provide a copy of its Code of Ethics to any client or prospective client upon request. The Chief Compliance Officer will approve the initial ADV disclosure relating to the Code and any amendments.

BOOKS AND RECORDS
The Chief Compliance Officer or designated person will make a record of all requests, the date, and to whom the Code was delivered.

Section 11: Violations and Sanctions

RELEVANT EXHIBITS

None

PROCEDURES
Reports of Violations
All Covered Persons are required to report any actual or apparent violations of this Code of Ethics promptly to the Chief Compliance Officer. If the Chief Compliance Officer is unavailable or is involved in the violation, the Covered Person is required to report the violation to the head of the Firm. To the extent possible and permitted by law, such reports will remain confidential.

Sanctions
The Firm will investigate all reported violations of the Code. If violations are found, the Firm may take disciplinary action, if appropriate, against the individuals involved and may make reports, if appropriate, to civil, criminal, or regulatory authorities. Sanctions may include warnings, suspensions, fines, disgorgement of profits, and termination of employment.

Section 12: Compliance Oversight

RELEVANT EXHIBITS

None

PROCEDURES
The Chief Compliance Officer will:

•Create and maintain a list of all Covered Persons;
•Monitor personal securities transactions, brokerage statements, and/or the clients’ securities transactions for unusual trading patterns and reporting;
•Communicate Code policies to Covered Persons upon affiliation with the Firm and during compliance meetings;
•Require Covered Persons to read this Code and obtain required acknowledgments;
•Monitor requests for a copy of this Code and subsequent delivery;
•Review the Code for adequacy and effectiveness at least annually;
•Revise the Code as necessary;
•Review and revise Form ADV disclosure of the Code;
•Report material Code violations and sanctions to the Board of Directors (as applicable), as necessary;
•Implement measures to prevent dissemination of MNPI when it has been determined that a Covered Person has obtained such information, and add the security to the Firm’s Restricted or Watch List (as applicable);
•Document all Code violations or apparent violations promptly upon discovery and take appropriate action as necessary; and
Recommend disciplinary action against any Covered Persons.

Section 13: Recordkeeping

RELEVANT EXHIBITS

None

BOOKS AND RECORDS
The Chief Compliance Officer will ensure that the following books and records are maintained in electronic or hard copy form for at least five years, two years in an easily accessible place:

•A copy of each Code that has been in effect at any time during the past five years;
•A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
•A record of all written acknowledgments of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Covered Person. These records must be kept for five years after the individual ceases to be a Covered Person of the Firm;
•Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;
•A list of the names of persons who are currently, or within the past five years, were Covered Persons of the Firm; and
As applicable, record of any decision and supporting reasons for approving the acquisition of securities by Covered Persons in IPOs or Limited Offerings for at least five years after the end of the fiscal year in which approval was granted.

Section 14: Investment Company Matters

RELEVANT EXHIBITS

None
Please refer to the separate document, “Investment Company AST Policies and Procedures” maintained in the Orion Compliance system.

The Firm is the investment advisor to Capital Advisors Growth Fund (the “Fund”), a registered investment company, under the Advisors Series Trust.

Advisors Series Trust has a full set of policies and procedures, including a Code of Ethics that Firm employees must follow. We acknowledge and adhere to the Advisors Series Trust Code of Conduct, Insider Trading Policy, and Privacy Policy in respect to the Funds’ portfolios and or trading activities The Advisors Series Trust Policies, Procedures and Code of Ethics is maintained in a separate document in the Orion Portal.

Exhibit A – Definitions

Access Person includes any Supervised Person who:

•Has access to non-public information regarding any clients’ purchase or sale of securities, or
•Is involved in making securities recommendations to clients or has access to such recommendations that are non-public.

Advisers Act means the Investment Advisers Act of 1940, as amended.

Beneficial Interest or Ownership has the same meaning as that term is defined in Rule 16a–1(a) (2) under the Securities Exchange Act of 1934, as amended (the Exchange Act), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act. This means that a person should generally consider themselves the beneficial owner of any securities in which they have a direct or indirect pecuniary interest. In addition, a person should consider themselves the beneficial owner of securities held by their spouse, their minor children, or a relative who shares their home or held by other persons who, through any contract, arrangement, understanding, or relationship, provide them with sole or shared voting or investment power over such securities.

Contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for:
•The purpose of influencing any election for federal, state, or local office;
•The payment of debt incurred in connection with any such election or
•Transition or inaugural expenses incurred by the successful candidate for state or local office.

This includes monetary Contributions and in-kind Contributions such as payment for services or use of facilities, personnel, or other resources to benefit any federal, state, or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association).

Volunteer services provided to a campaign by Covered Persons on their own personal time are not treated as Contributions.

Coordinating Contributions means bundling, pooling, delivering, or otherwise facilitating the Contributions made by other persons.

Covered Account is generally any account in the name of the Firm or an Access Person or in which the Firm or Access Person:

•Has any direct or indirect beneficial ownership interest; and

•Exercises control or influence; and/or
•An account carried in the name of, or for the direct beneficial interest of, a person related to the Access Person (related person).

A Covered Account excludes any account over which the Access Person exercises no control or influence (i.e., an account over which a third party or entity exercises exclusive discretionary authority).

Covered Person means any of the following:
•All Access Persons of the Firm;
•Promoters for the Firm; and
•Any Political Action Committee (PAC) controlled by any person identified above and any federal PAC established by the Firm.

Covered Security includes any instrument that is considered a Security under the Advisers Act except for the following:

•Direct obligations of the U.S. government (e.g., treasury securities);
•Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short–term debt obligations, including repurchase agreements;
•Shares issued by money market funds;
•Shares of open-end mutual funds that are not advised or sub-advised by the Firm or its affiliates;
•Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Firm or its affiliates; and
•Shares of any security purchased or sold within a 529 Plan.

Note that shares issued by exchange-traded funds (ETFs) are also Covered Securities for this Code of Ethics.

Government Entity means any state or local government; any agency, authority, or instrumentality of a state or local government; any pool of assets sponsored by a state or local government (such as a defined benefit pension plan, separate account, or general fund); and any participant-directed government plan (such as 529, 403(b), or 457 plans).

Initial Public Offering means any offering of securities registered under the Securities Act of 1933, the issue of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Advisory Services means the types of business subject to SEC Rule 206(4)-5, including:

•Providing Investment Advisory Services directly to a state or local Government Entity, such as a separately managed account, cash management accounts, or certain discretionary brokerage accounts;
•Being an adviser (e.g., general or managing partner) or sub-adviser to the following types of investment pools/funds:
oInvestment pools/funds that are registered with the SEC (such as mutual funds) that are offered by a Government Entity in a government-sponsored plan (such as a 529, 403(b), or 457 plan) as an option for participants/retirees to invest in. Unless the registered investment pool/fund is offered as an option in such government plan, a Government Entity merely investing in the registered pool is NOT covered.
oInvestment pools/funds that are not registered with the SEC, such as hedge funds, private equity funds, venture capital funds, and collective investment trusts in which Government Entities invest.

Limited Offering or Private Placement means any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505, or 506 under the Securities Act of 1933. Private placements may include offerings of hedge funds and other private equity funds.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Solicit a Government Entity for Investment Advisory Services business means direct or indirect communication with a state or local Government Entity to obtain or retain Investment Advisory Services business. The following are examples of when such solicitation could result:

•Leading, participating in, or merely being present at a sales/solicitation meeting with a state or local Government Entity, such as a government pension plan or general fund;
•Otherwise holding oneself out as part of the Investment Advisory Services sales/solicitation effort with a state or local Government Entity;
•Signing a submission to a “Request for Proposal” in connection with Investment Advisory Services business with a state or local Government Entity;

•Receiving a finder’s fee for helping the Firm to obtain or retain Investment Advisory Services business with a state or local Government Entity; and
•Making introductions between state or local government officials and one or more of the Firm’s Covered Persons.

The list above is not exhaustive but merely illustrates the types of activities that could result in designation as a Covered Person on the basis of “solicitation.”

Soliciting Contributions means communicating directly or indirectly to obtain or arrange a Contribution.

Supervised Persons are defined in Section 202(a) (25) of the Advisers Act as:

•Directors, officers, and partners (or other persons occupying a similar status or performing similar functions);
•Employees; and
•Other persons who provide advice on behalf of the investment adviser and are subject to the investment adviser’s supervision and control.